Rule 424(b)(3)

File No. 333-144756

[This revised form of American Depositary Receipt is being filed to reflect the current, and correct, ratio of two Shares per American Depositary Share.]

AMERICAN DEPOSITARY SHARES

(Each American Depositary Share represents

two (2) deposited Shares)

THE BANK OF NEW YORK MELLON

AMERICAN DEPOSITARY RECEIPT

FOR ORDINARY SHARES OF

NATWEST GROUP plc

(INCORPORATED UNDER THE LAWS OF GREAT BRITAIN AND

REGISTERED IN SCOTLAND)

The Bank of New York Mellon, as depositary (hereinafter called the “Depositary”), hereby certifies that ___________ ______________________________, or registered assigns IS THE OWNER OF _____________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares (herein called “Shares”) of NatWest Group plc (formerly known as The Royal Bank of Scotland Group plc), incorporated under the laws of Great Britain and registered in Scotland (herein called the “Company”). At the date hereof, each American Depositary Share represents two (2) Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at The Bank of New York Mellon, acting through an office located in the United Kingdom (herein called the “Custodian”). The Depositary’s Corporate Trust Office and its principal executive office are located at 240 Greenwich Street, New York, N.Y. 10286.

THE DEPOSITARY’S CORPORATE TRUST OFFICE ADDRESS IS

240 GREENWICH STREET, NEW YORK, N.Y. 10286

1.       The Deposit Agreement. This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the amended and restated deposit agreement dated as of October 13, 2020 (herein called the “Deposit Agreement”) by and among the Company, the Depositary, and all Owners and holders from time to time of American Depositary Shares issued thereunder, each of whom by accepting American Depositary Shares agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.       Surrender of Receipts and Withdrawal of Shares. Upon surrender at the Corporate Trust Office of the Depositary of American Depositary Shares, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner of those American Depositary Shares is entitled to delivery (to the extent delivery can then be lawfully and practicably made), to him or upon his order, of the amount of Deposited Securities at the time represented by those American Depositary Shares. Delivery of such Deposited Securities may be made by the delivery of (a) certificates or account transfer in the name of the Owner hereof or as ordered by him, with proper endorsement or accompanied by proper instruments or instructions of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt, but not any money or other property as to which a record date for distribution to Owners has passed (since money or other property of that kind will be delivered or paid on the scheduled payment date to the Owner as of that record date). Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.       Transfers, Split-Ups, and Combinations of Receipts. Transfers of American Depositary Shares may be registered on the books of the Depositary by the Owner in person or by a duly authorized attorney, upon surrender of those American Depositary Shares properly endorsed for transfer or accompanied by proper instruments of transfer, in the case of a Receipt, or pursuant to a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.09 of the Deposit Agreement), in the case of uncertificated American Depositary Shares, and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. The Depositary, upon surrender of certificated American Depositary Shares for the purpose of exchanging for uncertificated American Depositary Shares, shall cancel those certificated American Depositary Shares and send the Owner a statement confirming that the Owner is the Owner of uncertificated American Depositary Shares. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.09 of the Deposit Agreement) from the Owner of uncertificated American Depositary Shares for the purpose of exchanging for certificated American Depositary Shares, shall cancel those uncertificated American Depositary Shares and deliver to the Owner the same number of certificated American Depositary Shares. As a condition precedent to the delivery, registration of transfer, or surrender of any American Depositary Shares or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Shares not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of American Depositary Shares against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of American Depositary Shares in particular instances may be refused, or the registration of transfer of outstanding American Depositary Shares generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason. The Depositary shall notify the Company of any suspension or refusal under the preceding sentence other than those that occur in the ordinary course of business. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Shares and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the Foreign Registrar, if applicable, or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Shares or to the withdrawal of the Deposited Securities. The Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares that, at the time of deposit, are Restricted Securities.

4.       Liability of Owner for Taxes. If any tax or other governmental charge, including any stamp duty reserve tax, shall become payable with respect to any American Depositary Shares or any Deposited Securities represented by any American Depositary Shares, such tax or other governmental charge shall be payable by the Owner to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Shares or any withdrawal of Deposited Securities represented by those American Depositary Shares until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner any part or all of the Deposited Securities represented by those American Depositary Shares, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner shall remain liable for any deficiency.

5.       Warranties on Deposit of Shares. Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant, that such Shares and each certificate therefor, if applicable, are validly issued, fully paid, nonassessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every depositing person shall also be deemed to represent that the Share, at the time of deposit, are not Restricted Securities. Such representations and warranties shall survive the deposit of Shares and delivery of American Depositary Shares.

6.       Filing Proofs, Certificates, and Other Information. Any person presenting Shares for deposit or any Owner or holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, in each case as the Depositary may deem necessary or proper or as the Company may reasonably require by written request to the Depositary. The Depositary may withhold the delivery or registration of transfer of any American Depositary Shares or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. The Depositary shall provide to the Company, to the extent practicable, upon the Company’s reasonable written request, copies of any such proof of citizenship or residence or other information referred to above so requested to the extent that disclosure is permitted under applicable law. No Share shall be accepted for deposit unless accompanied by evidence reasonably satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the United Kingdom that is then performing the function of the regulation of currency exchange.

7.       Charges Of Depositary. The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Shares or to whom American Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Shares or Deposited Securities or a delivery of American Depositary Shares pursuant to Section 4.03 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable (including SWIFT) and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the delivery of American Depositary Shares pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of American Depositary Shares pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under clause 6, a fee of $.02 or less per American Depositary Share (or portion thereof) per annum for depositary services, which will be payable as provided in clause 9 below, (9) any other charges payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary may collect any fees due to it pursuant to the Deposit Agreement by deduction from any cash distribution payable, or by selling a portion of any securities to be distributed, to Owners that are obligated to pay those fees.

The Depositary may own and deal in any class of securities of the Company and its affiliates and in American Depositary Shares.

From time to time, the Depositary may make payments to the Company to reimburse the Company for costs and expenses generally arising out of establishment and maintenance of the American Depositary Shares program, waive fees and expenses for services provided by the Depositary or share revenue from the fees collected from Owners or Holders. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

8.       Disclosure of Interests. When required in order to comply with applicable laws and regulations or the articles of association or similar document of the Company, the Company may from time to time request each Owner and Holder to provide to the Depositary information relating to: (a) the capacity in which it holds American Depositary Shares, (b) the identity of any Holders or other persons or entities then or previously interested in those American Depositary Shares and the nature of those interests and (c) any other matter where disclosure of such matter is required for that compliance. Each Owner and Holder agrees to provide all information known to it in response to a request made pursuant to Section 3.04 of the Deposit Agreement.

Each Holder consents to the disclosure by the Depositary and the Owner or other Holder through which it holds American Depositary Shares, directly or indirectly, of all information responsive to a request made pursuant to that Section relating to that Holder that is known to that Owner or other Holder.

9.       Title to Receipts. It is a condition of this Receipt and every successive Owner and holder of this Receipt by accepting or holding the same consents and agrees that when properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York. American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Shares as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any Holder of American Depositary Shares, but only to the Owner of those American Depositary Shares.

10.       Validity of Receipt. This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been (i) executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or (ii) executed by the facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual signature of a duly authorized signatory of the Depositary or the Registrar or a co-registrar.

11.       Reports; Inspection of Transfer Books. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission. Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also, upon written request by the Company, send to Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. At the expense of the Company, the Company shall have the right to inspect transfer and registration records of the Depositary during the Depositary’s normal business hours, take copies thereof and require the Depositary, the Registrar and any co-transfer agents or co-registrars to supply copies of such portions of such records as the Company may reasonably request in writing.

The Depositary will keep books, at its Corporate Trust Office, for the registration of American Depositary Shares and transfers of American Depositary Shares which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Shares.

12.       Dividends and Distributions. Whenever the Depositary receives any cash dividend or other cash distribution that is not denominated in Dollars on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute the amount thus received as promptly as practicable (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners entitled thereto; provided, however, that in the event that the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, after consultation with the Company to the extent practicable, cause the securities or property received by it to be distributed to the Owners entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may, after consultation with the Company to the extent practicable, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. The Depositary may withhold any distribution of securities under Section 4.02 of the Deposit Agreement if it has not received reasonably satisfactory assurances from the Company that the distribution does not require registration under the Securities Act of 1933. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under this Article that is sufficient to pay its fees and expenses in respect of that distribution.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, upon consultation with the Company to the extent practicable, deliver to the Owners entitled thereto, an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and after deduction or upon issuance of American Depositary Shares, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and after deduction or upon payment of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement (and the Depositary may sell, by public or private sale, an amount of Shares received sufficient to pay its fees and expenses in respect of that distribution. In lieu of delivering fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01of the Deposit Agreement. If additional American Depositary Shares are not so delivered, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

If the Company declares a distribution in which holders of Deposited Securities have a right to elect whether to receive cash, Shares or other securities or a combination of those things, or a right to elect to have a distribution sold on their behalf, the Depositary may, after consultation with the Company, make that right of election available for exercise by Owners in any manner the Depositary considers to be lawful and practical. As a condition of making a distribution election right available to Owners, the Depositary may require satisfactory assurances from the Company that doing so does not require registration of any securities under the Securities Act of 1933 that has not been effected.

In the event that the Depositary reasonably determines, after consultation with the Company to the extent practicable, that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

Each Owner and Holder agrees to indemnify the Company, the Depositary, the Custodian and their respective directors, employees, agents and affiliates for, and hold each of them harmless against, any claim by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced withholding at source or other tax benefit received by it. Services for Owners and Holders that may permit them to obtain reduced rates of tax withholding at source or reclaim excess tax withheld, and the fees and costs associated with using services of that kind, are not provided under, and are outside the scope of, the Deposit Agreement.

13.       Rights. In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds from such sale available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its reasonable discretion, after consultation with the Company, that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, deliver American Depositary Shares to such Owner; provided, however, that in the case of a distribution pursuant to the second paragraph of this Article 13, such deposit shall be made, and depositary shares shall be delivered, under depositary arrangements which provide for issuance of depositary shares subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under applicable United States laws.

If the Depositary determines in its reasonable discretion, after consultation with the Company to the extent practicable, that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any American Depositary Shares or otherwise.

Except as otherwise provided in the third preceding paragraph of this Article, the Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act. Nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act of 1933, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.       Conversion of Foreign Currency. Whenever the Depositary or the Custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary or one of its agents or affiliates shall convert or cause to be converted by sale or in any other manner that it may determine that foreign currency into Dollars, and those Dollars shall be distributed to the Owners entitled thereto. A cash distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners based on exchange restrictions, the date of delivery of any American Depositary Shares or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If a conversion of foreign currency or the repatriation or distribution of Dollars can be effected only with the approval or license of any government or agency thereof, the Depositary may, but will not be required to, file an application for that approval or license.

If the Depositary determines that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof that is required for such conversion is not filed or sought by the Depositary or is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make that conversion and distribution in Dollars to the extent practicable and permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold that balance uninvested and without liability for interest thereon for the account of, the Owners entitled thereto.

The Depositary may convert currency itself or through any of its affiliates, or the Custodian or the Company may convert currency and pay Dollars to the Depositary. Where the Depositary converts currency itself or through any of its affiliates, the Depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Deposit Agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the Deposit Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Owners, subject to the Depositary’s obligations under Section 5.03 of that Agreement. The methodology used to determine exchange rates used in currency conversions made by the Depositary is available upon request. In certain instances, the Depositary may receive dividends or other distributions from the Company in Dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by or on behalf of the Company and, in such cases, the Depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor the Company makes any representation that the rate obtained or determined by the Company is the most favorable rate and neither it nor the Company will be liable for any direct or indirect losses associated with the rate.

15.       Record Dates. Whenever a cash dividend, cash distribution or any other distribution is made on Deposited Securities or rights to purchase Shares or other securities are issued with respect to Deposited Securities (which rights will be delivered to or exercised or sold on behalf of Owners in accordance with Section 4.04 of the Deposit Agreement) or the Depositary receives notice that a distribution or issuance of that kind will be made, or whenever the Depositary receives notice that a meeting of holders of Shares will be held in respect of which the Company has requested the Depositary to send a notice under Section 4.07 of the Deposit Agreement, or whenever the Depositary will assess a fee or charge against the Owners, or whenever the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary otherwise finds it necessary or convenient, the Depositary shall fix a record date, which shall be the same as, or as near as practicable to, any corresponding record date set by the Company with respect to Shares, (a) for the determination of the Owners (i) who shall be entitled to receive the benefit of that dividend or other distribution or those rights, (ii) who shall be entitled to give instructions for the exercise of voting rights at that meeting, (iii) who shall be responsible for that fee or charge or (iv) for any other purpose for which the record date was set, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.01 through 4.05 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, the Owners on a record date fixed by the Depositary shall be entitled to receive the amount distributable by the Depositary with respect to that dividend or other distribution or those rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively, to give voting instructions or to act in respect of the other matter for which that record date was fixed, or be responsible for that fee or charge, as the case may be.

16.       Voting of Deposited Shares.

(a)       Upon receipt of notice of any meeting of holders of Shares at which holders of Shares will be entitled to vote, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, Disseminate to the Owners a notice, the form of which shall be in the sole discretion of the Depositary, that shall contain (i) the information contained in the notice of meeting received by the Depositary, (ii) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of United Kingdom law and of the articles of association or similar documents of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Shares represented by their respective American Depositary Shares, (iii) a statement as to the manner in which those instructions may be given and (iv) the last date on which the Depositary will accept instructions (the “Instruction Cutoff Date”).

(b)       Upon the written request of an Owner of American Depositary Shares, as of the date of the request or, if a record date was specified by the Depositary, as of that record date, received on or before any Instruction Cutoff Date established by the Depositary, the Depositary may, and if the Depositary sent a notice under the preceding paragraph shall, endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited Shares represented by those American Depositary Shares in accordance with the instructions set forth in that request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the deposited Shares other than in accordance with instructions given by Owners and received by the Depositary.

(c)       There can be no assurance that Owners generally or any Owner in particular will receive the notice described in paragraph (a) above in time to enable Owners to give instructions to the Depositary prior to the Instruction Cutoff Date.

(d)       In order to give Owners a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Shares, if the Company will request the Depositary to Disseminate a notice under paragraph (a) above, the Company shall give the Depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of Shares in connection with the meeting not less than 45 days prior to the meeting date.

17.       Changes Affecting Deposited Securities. In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, or upon the redemption or cancellation by the Company of the Deposited Securities, any securities, cash or property which shall be received by the Depositary or a Custodian in exchange for, in conversion of, in lieu of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may deliver additional American Depositary Shares as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.       Liability of The Company And Depositary. Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Holder:

(i) if by reason of (A) any provision of any present or future law or regulation or other act of the government of the United States, any State of the United States or any other state or jurisdiction, or of any governmental or regulatory authority or stock exchange; (B) (in the case of the Depositary only) any provision, present or future, of the articles of association or any similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof; or (C) any event or circumstance, whether natural or caused by a person or persons, that is beyond the ability of the Depositary or the Company, as the case may be, to prevent or counteract by reasonable care or effort (including, but not limited to earthquakes, floods, severe storms, fires, explosions, war, terrorism, civil unrest, labor disputes, criminal acts or outbreaks of infectious disease; interruptions or malfunctions of utility services, Internet or other communications lines or systems; unauthorized access to or attacks on computer systems or websites; or other failures or malfunctions of computer hardware or software or other systems or equipment), the Depositary or the Company is, directly or indirectly, prevented from forbidden to or delayed in, or could be subject to any civil or criminal penalty on account of doing or performing and therefore does not do or perform, any act or thing that, by the terms of the Deposit Agreement or the Deposited Securities, it is provided shall be done or performed;

(ii) for any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement (including any determination by the Depositary to take, or not take, any action that the Deposit Agreement provides the Depositary may take);

(iii) for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or Holders; or

(iv) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

Where, by the terms of a distribution to which Section 4.01, 4.02 or 4.03 of the Deposit Agreement applies, or an offering to which Section 4.04 of that Agreement applies, or for any other reason, that distribution or offering may not be made available to Owners, and the Depositary may not dispose of that distribution or offering on behalf of Owners and make the net proceeds available to such Owners, then the Depositary shall not make that distribution or offering available to Owners, and shall allow any rights, if applicable, to lapse.

Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be a fiduciary or have any fiduciary duty to Owners or Holders. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Shares, on behalf of any Owner or Holder or other person. Neither the Depositary nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Holder, or any other person believed by it in good faith to be competent to give such advice or information. Each of the Depositary and the Company may rely, and shall be protected in relying upon, any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of American Depositary Shares or Deposited Securities or otherwise. In the absence of bad faith on its part, the Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities or for the manner in which any such vote is cast or the effect of any such vote. The Depositary shall have no duty to make any determination or provide any information as to the tax status of the Company or any liability for any tax consequences that may be incurred by Owners or Holders as a result of owning or holding American Depositary Shares. The Depositary shall not be liable for the inability or failure of an Owner or Holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

No disclaimer of liability under the United States federal securities laws is intended by any provision of the Deposit Agreement.

19.       Resignation and Removal of the Depositary; Appointment of Successor Custodian. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 90 days prior written notice of such removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary in its discretion may appoint a substitute or additional custodian or custodians.

20.       Amendment. The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Shares until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding American Depositary Shares. Every Owner and Holder of American Depositary Shares, at the time any amendment so becomes effective, shall be deemed, by continuing to hold such American Depositary Shares or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. Upon the effectiveness of an amendment to the form of Receipt, including a change in the number of Shares represented by each American Depositary Share, the Depositary may call for surrender of Receipts to be replaced with new Receipts in the amended form or call for surrender of American Depositary Shares to effect that change of ratio. In no event shall any amendment impair the right of the Owner to surrender American Depositary Shares and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.       Termination of Deposit Agreement. The Company may terminate the Deposit Agreement by instructing the Depositary to mail notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate the Deposit Agreement, if at any time 60 days shall have expired after the Depositary delivered to the Company a written resignation notice and if a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement; in such case the Depositary shall mail a notice of termination to the Owners of all American Depositary Shares then outstanding at least 30 days prior to the termination date. On and after the date of termination, the Owner of American Depositary Shares will, upon (a) surrender of such American Depositary Shares, (b) payment of the fee of the Depositary for the surrender of American Depositary Shares referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by those American Depositary Shares. If any American Depositary Shares shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of American Depositary Shares, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of American Depositary Shares (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Shares that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except for its obligations under Section 5.08 of the Deposit Agreement and to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Shares, any expenses for the account of the Owner of such American Depositary Shares in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.       DTC Direct Registration System and Profile Modification System.

(a) Notwithstanding the provisions of Section 2.04 of the Deposit Agreement, the parties acknowledge that DTC’s Direct Registration System (“DRS”) and Profile Modification System (“Profile”) apply to the American Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC that facilitates interchange between registered holding of uncertificated securities and holding of security entitlements in those securities through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of an Owner, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(b)       In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting registration of transfer and delivery described in subsection (a) has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

23.       Submission to Jurisdiction; Jury Trial Waiver. In the Deposit Agreement, the Company has (i) appointed CT Corporation System, 28 Liberty Street, New York, New York 10005, as the Company’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Shares, the Receipts or this Deposit Agreement, (ii) consented and submitted to the non-exclusive jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agreed that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH OWNER AND HOLDER) THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SHARES OR THE RECEIPTS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF, INCLUDING WITHOUT LIMITATION ANY QUESTION REGARDING EXISTENCE, VALIDITY OR TERMINATION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).